Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-179621

General Mills, Inc.

$500,000,000 1.400% Notes due 2017

Pricing Term Sheet

October 14, 2014

Issuer:	General Mills, Inc.

Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)

Principal Amount:	$500,000,000

Offering Format:	SEC-Registered

Maturity:	October 20, 2017

Coupon:	1.400%

Price to Public:	99.982%

Yield to Maturity:	1.406%

Spread to Benchmark Treasury:	+60 basis points

Benchmark Treasury:	0.875% due October 15th, 2017

Benchmark Treasury Price / Yield:	100-06+ / 0.806%

Interest Payment Dates:	April 21 and October 21, commencing April 21, 2015

Record Dates:	April 7 and October 7

Day Count Convention:	30/360

Redemption Provisions:

Make-whole call:	At any time, make-whole call at Treasury plus 10 basis points plus accrued and unpaid interest to the redemption date

Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing Date:	October 14, 2014

Settlement Date:

T+5; October 21, 2014

We expect to deliver the notes against payment for the notes on the fifth business day following the date of the pricing of the notes (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	370334 BU7/ US370334BU72

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on October 14, 2014 relating to its Prospectus dated February 22, 2012.

Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-179621

General Mills, Inc.

$500,000,000 2.200% Notes due 2019

Pricing Term Sheet

October 14, 2014

Issuer:	General Mills, Inc.

Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)

Principal Amount:	$500,000,000

Offering Format:	SEC-Registered

Maturity:	October 21, 2019

Coupon:	2.200%

Price to Public:	99.802%

Yield to Maturity:	2.242%

Spread to Benchmark Treasury:	+80 basis points

Benchmark Treasury:	1.75% due September 30th, 2019

Benchmark Treasury Price/ Yield:	101-15 / 1.442%

Interest Payment Dates:	April 21 and October 21, commencing April 21, 2015

Record Dates:	April 7 and October 7

Day Count Convention:	30/360

Redemption Provisions:

Make-whole call:	At any time, make-whole call at Treasury plus 15 basis points plus accrued and unpaid interest to the redemption date

Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing Date:	October 14, 2014

Settlement Date:

T+5; October 21, 2014

We expect to deliver the notes against payment for the notes on the fifth business day following the date of the pricing of the notes (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	370334 BV5 / US370334BV55

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on October 14, 2014 relating to its Prospectus dated February 22, 2012.

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